RENTAL AGREEMENT

THIS RENTAL AGREEMENT (the “Agreement”), effective October 1, 2010 (the “Effective Date”), is by and between Desert Hawk Gold Corp., a Nevada corporation (“Tenant”), and Robert E. Jorgensen, an individual (“Landlord”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Office Rent and Use.  For and in consideration of $500.00 per month, the Landlord hereby rents and provides to the Tenant the use of office space located at 8921 N. Indian Trail Road, #288, Spokane, Washington, to be used as the principal executive offices of the Tenant.  Rent shall be due and payable on the 1st day of each month and shall be delinquent if not paid by the 20th of the month.

2.
Term.  This Agreement shall be month-to-month and can be cancelled by either party at any time.  This Agreement shall cover the term of the rental of the office space from the Effective Date until terminated by either party.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

Date: October 27, 2010	/s/ Robert E. Jorgensen
Robert E. Jorgensen, Individually

Desert Hawk Gold Corp.

Date: October 29, 2010	By	/s/ Rick Havenstrite
Rick Havenstrite, President